UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2002

SUN POWER CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27853
(Commission File Number)

86-0913555
(IRS Employer Identification No.)

112c Longview Drive, Los Alamos, New Mexico 87544
(Address of principal executive offices and Zip Code)

800.537.4099
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

By an Agreement dated October 19, 2001, we acquired from Solar Energy Limited ("SLRE") all of the issued and outstanding shares of Sunspring Inc. ("Sunspring") in exchange for 8,000,000 Series A Preferred Shares and 2,000,000 common shares.

Concurrently, by a similar Agreement dated October 19, 2001, we acquired from Renewable Energy Limited ("REL") all of the issued and outstanding shares of Renewable Energy Corporation ("RECO") in exchange for 8,000,000 Series B Preferred Shares and 2,000,000 common shares.

Each of these October 19, 2001 Agreements granted to SLRE and REL, respectively, the right to return our Series A & Series B Preferred Shares in exchange for the return of the shares of Sunspring and RECO if, after one year from the closing date, we had not met certain conditions. As a result of our failure to satisfy these conditions, on November 20, 2002, SLRE and REL requested the return of the Sunspring and RECO shares. As a result, on December 6, 2002 and effective as of December 30, 2002, we exchanged all of the shares of Sunspring and RECO for all of our Series A & B Preferred Shares.

Item 9. Regulation FD Disclosure

Since completing the exchange and return of our Series A & Series B Preferred Shares with SLRE and REL respectively, we no longer have any active operating business assets. We have initiated a restructuring program involving a change of business to seek out and acquire mineral resource properties meeting the following criteria: historic positive cash flow and profit; low cost production; expandable reserves; and the ability to increase production and cash flow through project financing. Our new focus will be on smaller resource properties on an international basis.

One of these opportunities involves an option to acquire 100% ownership of a silver mining operation in Mexico. We executed an Assignment of Purchase Option Agreement on December 13, 2002 with Securities Trading Services Inc. ("STS") in which STS has agreed to assign us its rights to acquire title to certain mining claims and related assets (collectively "the Property") located in the State of Sinaloa, Mexico.

The terms of the Assignment of Purchase Option Agreement requires us to pay within ten days after the execution of the agreement the sum of US$250,000, payable in our restricted common shares at a deemed value of $0.25 per common share. In the event that we exercise the option to purchase, we will then be required to pay to STS an additional sum of US$750,000 payable in our restricted common shares at a deemed value of $0.25 per common share. The securities issued pursuant to the terms of the agreement are restricted securities and will have such hold periods as are required under applicable securities laws. We have agreed to file a Registration Statement with the SEC incorporating the securities issued under the agreement no later than six months from the closing date of the acquisition. In the event that we fail to meet this provision, we will be required to issue an additional one percent of the total number of securities issued to STS under the agreement, for each month that we are in breach of the registration provisions.

The terms of the Purchase Option Agreement (the "Agreement") between STS and the vendors dated November 27, 2002 grant to the holder of the option (which is now our company) the right to acquire all right, title and interest in the Property by way of the acquisition of 100% of the issued and outstanding shares of the vendor, which owns outright all of the surface and underground equipment, the mill and related buildings and all interests in the land and improvements for the sum of US$5,000,000. The option is exercisable at any time during the period expiring May 27, 2003, although we, as the holder of the option, have the right to extend the option period by two successive 30-day periods. Prior to the commencement of the first period, the vendors have given the holder of the option 60 days to conduct their due diligence. This due diligence period will expire January 26, 2003. We have agreed to pay all taxes pertaining to the Property as they become due and payable during the period that the option remains in effect, such amount not to exceed US$25,000.

The Property consists of three formerly producing silver/copper mines and a mill encompassing more than 5,000 hectares (5 miles by 3 miles) with excellent local access near deep-sea ports. There is available power at both the mine and the mill for operation and expansion. The mine was in production until February 2002.

The mine has been producing ore concentrate at the rate of 200 tonnes/day for the last 14 years. Previous mining was from large open slopes accessed by adit ramp and a six level spiral decline. The mill has a 200-ton per day capacity plant with two ball mills and a flotation recovery plant producing a bulk copper silver concentrate. Approximately 2 million tonnes have been mined from three past producers at an average grade of about 300 grams Silver, 1% Copper and minor gold credits.

Recent geological reports suggest a significant resource of mineralization in four additional deposits with surface outcrop, in both reserves in the active mine workings and in important resources adjacent to the mine workings on the property. As part of our due diligence, we are commissioning a resource assessment report to be commenced in January 2003 with a view to defining the current reserves and estimating the mineral resources adjacent to the previously operating mine.

We have executed a consulting agreement with Ms. Robyn Storer, a qualified geologist to evaluate the proposed acquisition. Ms. Storer spent 5 years working as an exploration geologist with BP Minerals in Australia. After completing an MBA in Geneva, Switzerland, Robyn moved to London where she worked for over ten years as an equity analyst with Credit Lyonnais, HSBC and Credit Suisse First Boston where she assisted in selling Diamond Fields Resources to Canadian nickel company Inco for $C4.2 billion. For the past four years Robyn worked in New York and London for Barclays Capital covering the institutional debt markets for the mining, metals and steel industries. With over 20 years experience in the mining and metals sector, Robyn has visited and evaluated exploration and mining properties and mineral processing operations in Europe, Russia, South Africa, South America, USA, Australia, China and Canada.

Exhibits

10.1 Assignment of Purchase Option Agreement dated December 13, 2002 between Sun Power Corporation and Securities Trading Services Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN POWER CORPORATION

By: /s/ Andrew Schwab
Andrew Schwab
President, Secretary, Treasurer and Director
Date: December 30, 2002